Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                    SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE
SEI Reports Third-Quarter 2020 Financial Results
OAKS, Pa., Oct. 21, 2020 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2020. Diluted earnings per share were $0.75 in third-quarter 2020 compared to $0.86 in third-quarter 2019. On Tuesday, Oct. 20, 2020 the Board of Directors of SEI Investments Company approved an increase in its stock repurchase program by an additional $250 million, increasing the available authorization under the program to approximately $292 million.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2020	2019	%	2020	2019	%

Revenues	$424,927	$416,254	2%	$1,240,335	$1,226,660	1%
Net income	111,096	132,168	(16)%	321,404	372,689	(14)%
Diluted earnings per share	$0.75	$0.86	(13)%	$2.14	$2.40	(11)%
“The pandemic continues, as does our focus on clients and our employees’ health and safety. We are fortunate to have a strong global workforce that is resilient, engaged and dedicated to providing our clients best-in-class service, and committed to our company’s growth. Words can’t express our appreciation for their efforts, along with all of the healthcare and service providers who look after our health and well-being,” said Alfred P. West, Jr., SEI Chairman and CEO.

“Our business continued to rebound during the quarter, as our markets adjusted to the current environment. Our financial results reflect our strong sales activity, while we invest in our strategic priorities. Our diverse and talented global workforce drives our ability to serve our clients and make an impact on our communities. Looking to the future, we will capitalize on the opportunities in our markets to deliver long-term value to our shareholders, employees and clients.”

Summary of Third-Quarter Results by Business Segment

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(In thousands)
	2020	2019	%	2020	2019	%
Private Banks:
Revenues	$114,792	$117,250	(2)%	$335,739	$351,601	(5)%
Expenses	113,066	110,788	2%	331,442	329,540	1%
Operating Profit	1,726	6,462	(73)%	4,297	22,061	(81)%
Operating Margin	2%	6%		1%	6%

Investment Advisors:
Revenues	103,189	103,033	—%	299,218	297,916	—%
Expenses	51,519	51,509	—%	154,100	154,569	—%
Operating Profit	51,670	51,524	—%	145,118	143,347	1%
Operating Margin	50%	50%		48%	48%

Institutional Investors:
Revenues	79,583	80,337	(1)%	235,309	241,559	(3)%
Expenses	37,812	37,268	1%	113,016	115,383	(2)%
Operating Profit	41,771	43,069	(3)%	122,293	126,176	(3)%
Operating Margin	52%	54%		52%	52%

Investment Managers:
Revenues	123,846	112,186	10%	359,815	326,037	10%
Expenses	79,838	71,889	11%	228,795	209,326	9%
Operating Profit	44,008	40,297	9%	131,020	116,711	12%
Operating Margin	36%	36%		36%	36%

Investments in New Businesses:
Revenues	3,517	3,448	2%	10,254	9,547	7%
Expenses	13,315	7,926	68%	37,691	20,663	82%
Operating Loss	(9,798)	(4,478)	NM	(27,437)	(11,116)	NM

Totals:
Revenues	$424,927	$416,254	2%	$1,240,335	$1,226,660	1%
Expenses	295,550	279,380	6%	865,044	829,481	4%
Corporate Overhead Expenses	18,040	16,237	11%	53,414	52,845	1%
Income from Operations	$111,337	$120,637	(8)%	$321,877	$344,334	(7)%

Third-Quarter Business Highlights:
•Revenues from Asset management, administration, and distribution fees increased primarily from higher assets under administration due to positive cash flows from new and existing clients in our Investment Managers segment.
•Our average assets under administration increased $84.8 billion, or 13%, to $738.8 billion in the third-quarter 2020, as compared to $654.0 billion during the third-quarter 2019 (see attached Average Asset Balances schedules for further details).
•Our average assets under management, excluding LSV, increased $13.1 billion, or 6%, to $246.1 billion in the third-quarter 2020, as compared to $233.0 billion during the third-quarter 2019 (see attached Average Asset Balances schedules for further details).
•Sales events, net of client losses, during third-quarter 2020 totaled approximately $27.9 million and are expected to generate net annualized recurring revenues of approximately $14.6 million when contract values are fully realized. For the nine months ended Sept. 30, 2020, sales events, net of client losses, totaled approximately $84.8 million and are expected to generate net annualized recurring revenues of approximately $63.5 million when contract values are fully realized.
•The increase in our operational expenses was primarily due to increased consulting costs related to our continued investments in new business opportunities, such as our One SEI strategy and IT Services offering, as well as increased personnel costs to service new clients in our Investment Managers segment. This increase was partially offset by a decline in travel and promotional-related expenses, as our sales and client relationship personnel adapted to COVID-19 restrictions.
•Our earnings from LSV decreased by $9.3 million, or 25%, to $28.3 million in third-quarter 2020, as compared to $37.6 million in third-quarter 2019. The decrease in earnings was due to lower assets under management from negative cash flows from existing clients, market depreciation and client losses.
•We capitalized $5.4 million of software development costs in third-quarter 2020 for continued enhancements to the SEI Wealth PlatformSM (SWP). Amortization expense related to SWP was $10.9 million in third-quarter 2020.
•Our effective tax rates were 21.4% in third-quarter 2020 and 18.9% in third-quarter 2019. The increase in our effective tax rate was due to decreased tax benefits associated with a lower volume of stock option exercises and a higher effective state tax rate.
•We repurchased 2.1 million shares of our common stock for $108.7 million during the third-quarter 2020.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on Oct. 21, 2020. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 866-207-1041; (International) 402-970-0847; Access Code: 4259639.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions designed to help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of Sept. 30, 2020, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers approximately $1 trillion in hedge, private equity, mutual fund and pooled or separately managed assets, including approximately $330 billion in assets under management and $755 billion in client assets under administration. For more information, visit seic.com.

This release contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as ‘'may,’' '‘will,’' ‘'expect,’' ‘'believe’' and ‘'continue’' or ‘‘appear.’’ Our forward-looking statements include our current expectations as to:
• revenue that we believe will be generated by sales events that occurred during the quarter,
• the rebound of our business,
• whether and the degree to which we will invest in our strategic priorities, and
• whether capitalizing on the opportunities in our markets will deliver long-term value for any of our shareholders, employees or clients.
You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2019, filed with the Securities and Exchange Commission.

# # #

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Asset management, admin. and distribution fees	$339,609	$330,943	$992,039	$969,812
Information processing and software servicing fees	85,318	85,311	248,296	256,848

Total revenues	424,927	416,254	1,240,335	1,226,660

Subadvisory, distribution and other asset mgmt. costs	45,126	44,978	134,645	134,960
Software royalties and other information processing costs	6,992	7,198	21,828	22,719
Compensation, benefits and other personnel	134,795	130,579	391,607	386,913
Stock-based compensation	6,467	5,453	20,458	15,555
Consulting, outsourcing and professional fees	57,949	48,789	168,350	144,325
Data processing and computer related	24,437	22,338	71,647	65,514
Facilities, supplies and other costs	16,679	15,926	47,448	51,771
Amortization	13,200	12,947	39,417	38,407
Depreciation	7,945	7,409	23,058	22,162

Total expenses	313,590	295,617	918,458	882,326

Income from operations	111,337	120,637	321,877	344,334

Net gain (loss) on investments	776	611	(1,310)	2,121
Interest and dividend income	1,009	4,167	5,582	12,737
Interest expense	(153)	(154)	(456)	(477)
Equity in earnings of unconsolidated affiliate	28,305	37,609	86,488	112,758

Income before income taxes	141,274	162,870	412,181	471,473

Income taxes	30,178	30,702	90,777	98,784

Net income	$111,096	$132,168	$321,404	$372,689

Basic earnings per common share	$0.76	$0.88	$2.18	$2.45

Shares used to calculate basic earnings per share	145,812	150,855	147,586	152,009

Diluted earnings per common share	$0.75	$0.86	$2.14	$2.40

Shares used to calculate diluted earnings per share	147,907	154,227	149,958	155,311

Dividends declared per common share	$—	$—	$0.35	$0.33

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$767,698	$841,446
Restricted cash	3,101	3,101
Receivables from investment products	51,644	54,165
Receivables, net of allowance for doubtful accounts of $1,310 and $1,201	378,170	340,358
Securities owned	35,820	33,486
Other current assets	38,475	32,289
Total Current Assets	1,274,908	1,304,845

Property and Equipment, net of accumulated depreciation of $370,072 and $353,453	180,531	160,859
Operating Lease Right-of-Use Assets	38,945	42,789
Capitalized Software, net of accumulated amortization of $479,159 and $442,677	278,226	296,068
Available for Sale and Equity Securities	116,564	116,917
Investments in Affiliated Funds, at fair value	5,207	5,988
Investment in Unconsolidated Affiliate	33,117	67,413
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $11,536 and $8,773	25,225	27,987
Deferred Contract Costs	33,833	30,991
Deferred Income Taxes	2,065	2,822
Other Assets, net	32,507	30,202
Total Assets	$2,085,617	$2,151,370

Liabilities and Equity
Current Liabilities:
Accounts payable	$13,038	$4,423
Accrued liabilities	223,217	272,801
Current portion of long-term operating lease liabilities	8,445	9,156
Deferred revenue	5,815	7,185
Total Current Liabilities	250,515	293,565

Long-term Income Taxes Payable	803	803
Deferred Income Taxes	47,578	55,722
Long-term Operating Lease Liabilities	34,768	38,450
Other Long-term Liabilities	22,520	24,052
Total Liabilities	356,184	412,592

Shareholders' Equity:
Common stock, $0.01 par value, 750,000 shares authorized; 144,491 and 149,745 shares issued and outstanding	1,445	1,497
Capital in excess of par value	1,174,142	1,158,900
Retained earnings	581,244	601,885
Accumulated other comprehensive loss, net	(27,398)	(23,504)
Total Shareholders' Equity	1,729,433	1,738,778
Total Liabilities and Shareholders' Equity	$2,085,617	$2,151,370

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2019	2019	2020	2020	2020
Private Banks:
Equity and fixed-income programs	$22,580	$23,851	$21,160	$22,974	$23,499
Collective trust fund programs	4	4	5	5	6
Liquidity funds	3,695	3,405	4,143	4,291	3,718
Total assets under management	$26,279	$27,260	$25,308	$27,270	$27,223
Client assets under administration	23,985	25,801	21,497	23,903	24,174
Total assets	$50,264	$53,061	$46,805	$51,173	$51,397

Investment Advisors:
Equity and fixed-income programs	$65,059	$67,895	$54,856	$59,958	$65,581
Collective trust fund programs	4	4	2	3	3
Liquidity funds	2,673	2,887	5,969	6,648	3,866
Total assets under management	$67,736	$70,786	$60,827	$66,609	$69,450

Institutional Investors:
Equity and fixed-income programs	$82,659	$84,291	$72,399	$80,257	$83,846
Collective trust fund programs	81	83	94	103	101
Liquidity funds	2,290	1,746	3,672	1,924	2,096
Total assets under management	$85,030	$86,120	$76,165	$82,284	$86,043
Client assets under advisement	4,467	3,948	3,406	3,326	3,618
Total assets	$89,497	$90,068	$79,571	$85,610	$89,661

Investment Managers:
Collective trust fund programs	53,169	58,070	48,226	58,178	63,277
Liquidity funds	477	479	392	664	389
Total assets under management	$53,646	$58,549	$48,618	$58,842	$63,666
Client assets under administration (A)	637,986	657,541	610,794	668,611	730,369
Total assets	$691,632	$716,090	$659,412	$727,453	$794,035

Investments in New Businesses:
Equity and fixed-income programs	$1,621	$1,688	$1,484	$1,498	$1,572
Liquidity funds	132	158	152	194	169
Total assets under management	$1,753	$1,846	$1,636	$1,692	$1,741
Client assets under advisement	825	1,343	1,056	1,193	1,179
Total assets	$2,578	$3,189	$2,692	$2,885	$2,920

LSV Asset Management:
Equity and fixed-income programs (B)	$100,295	$107,476	$70,851	$81,134	$82,051

Total:
Equity and fixed-income programs (C)	$272,214	$285,201	$220,750	$245,821	$256,549
Collective trust fund programs	53,258	58,161	48,327	58,289	63,387
Liquidity funds	9,267	8,675	14,328	13,721	10,238
Total assets under management	$334,739	$352,037	$283,405	$317,831	$330,174
Client assets under advisement	5,292	5,291	4,462	4,519	4,797
Client assets under administration (D)	661,971	683,342	632,291	692,514	754,543
Total assets	$1,002,002	$1,040,670	$920,158	$1,014,864	$1,089,514
(A)Client assets under administration in the Investment Managers segment include $51.1 billion of assets that are at fee levels below our normal full-service assets (as of September 30, 2020).
(B)Equity and fixed-income programs include $1.6 billion of assets managed by LSV in which fees are based on performance only (as of September 30, 2020).
(C)Equity and fixed-income programs include $7.5 billion of assets invested in various asset allocation funds at September 30, 2020.
(D)In addition to the numbers presented, SEI also administers an additional $11.5 billion in Funds of Funds assets (as of
September 30, 2020) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2019	2019	2020	2020	2020
Private Banks:
Equity and fixed-income programs	$22,432	$23,106	$24,657	$22,229	$23,740
Collective trust fund programs	4	4	4	5	7
Liquidity funds	3,625	3,581	3,581	4,366	3,948
Total assets under management	$26,061	$26,691	$28,242	$26,600	$27,695
Client assets under administration	23,717	24,930	24,840	23,819	25,295
Total assets	$49,778	$51,621	$53,082	$50,419	$52,990

Investment Advisors:
Equity and fixed-income programs	$64,761	$66,371	$64,933	$57,429	$64,479
Collective trust fund programs	5	4	3	3	3
Liquidity funds	2,580	2,673	3,284	6,923	4,569
Total assets under management	$67,346	$69,048	$68,220	$64,355	$69,051

Institutional Investors:
Equity and fixed-income programs	$82,398	$83,304	$79,926	$77,037	$82,830
Collective trust fund programs	80	82	86	100	102
Liquidity funds	2,287	2,106	2,342	2,476	2,120
Total assets under management	$84,765	$85,492	$82,354	$79,613	$85,052
Client assets under advisement	3,797	4,106	3,760	3,362	3,565
Total assets	$88,562	$89,598	$86,114	$82,975	$88,617

Investment Managers:
Collective trust fund programs	52,587	55,499	55,952	54,061	62,028
Liquidity funds	460	642	617	482	565
Total assets under management	$53,047	$56,141	$56,569	$54,543	$62,593
Client assets under administration (A)	630,328	646,592	654,386	649,012	713,528
Total assets	$683,375	$702,733	$710,955	$703,555	$776,121

Investments in New Businesses:
Equity and fixed-income programs	$1,609	$1,649	$1,663	$1,468	$1,560
Liquidity funds	142	145	168	182	180
Total assets under management	$1,751	$1,794	$1,831	$1,650	$1,740
Client assets under advisement	842	1,044	1,222	1,148	1,206
Total assets	$2,593	$2,838	$3,053	$2,798	$2,946

LSV Asset Management:
Equity and fixed-income programs (B)	$100,094	$104,814	$88,059	$80,395	$83,536

Total:
Equity and fixed-income programs (C)	$271,294	$279,244	$259,238	$238,558	$256,145
Collective trust fund programs	52,676	55,589	56,045	54,169	62,140
Liquidity funds	9,094	9,147	9,992	14,429	11,382
Total assets under management	$333,064	$343,980	$325,275	$307,156	$329,667
Client assets under advisement	4,639	5,150	4,982	4,510	4,771
Client assets under administration (D)	654,045	671,522	679,226	672,831	738,823
Total assets	$991,748	$1,020,652	$1,009,483	$984,497	$1,073,261
(A)    Average client assets under administration in the Investment Managers segment during third-quarter 2020 include $50.4 billion that are at fee levels below our normal full-service assets.
(B)    Equity and fixed-income programs include $1.6 billion of average assets managed by LSV in which fees are based on performance only during third-quarter 2020.
(C)    Equity and fixed-income programs include $7.5 billion of average assets invested in various asset allocation funds during third-quarter 2020.
(D)    In addition to the numbers presented, SEI also administers an additional $11.4 billion of average assets in Funds of Funds assets during third-quarter 2020 on which SEI does not earn an administration fee.